Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement of the Simmons First National Corporation Executive Stock Incentive Plan - 2010 on the Form S-8, to which this Consent is attached, of our reports dated March 7, 2012, on our audits of the consolidated financial statements of Simmons First National Corporation as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009, which report is included in the Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 7,  2012, on our audit of the internal control over financial reporting of Simmons First National Corporation as of December 31, 2011, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Pine Bluff, Arkansas
January 28, 2013